Exhibit 4.2

NOMINATION AND INFORMATION AGREEMENT

among

INNOVEX DOWNHOLE SOLUTIONS, INC.,

AMBERJACK CAPITAL PARTNERS, L.P.,

and

THE PRINCIPAL STOCKHOLDERS NAMED HEREIN

dated as of

_______________ __, 2024

Exhibits and Schedules

Exhibit A	Form of Joinder Agreement

i

NOMINATION AND INFORMATION AGREEMENT

This Nomination and Information Agreement (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this “Agreement”), dated as of __________ __, 2024, is entered into by and among Innovex Downhole Solutions, Inc., a Delaware corporation (the “Company”), Amberjack (as defined below), the Principal Stockholders (as defined below), and each other Person who after the date hereof acquires securities of the Company and becomes a party to, and bound by, this Agreement as a “Principal Stockholder” by executing a Joinder Agreement.

RECITALS

WHEREAS, the Company is contemplating an IPO (as defined herein);

WHEREAS, each Principal Stockholder owns outstanding shares of the common stock, par value $.01 per share, of the Company (each a “Share”);

WHEREAS, in connection with the IPO, the Company, Amberjack and the Principal Stockholders desire to enter into this Agreement to set forth certain of their agreements with respect to the rights of Amberjack and the Principal Stockholders following the IPO; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.1:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person possesses, the power to direct the management and policies of such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Amberjack” means Amberjack Capital Partners, L.P., a Delaware limited partnership.

“Amberjack Director” has the meaning set forth in Section 2.1(a)(i).

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable Stock Exchange” means the securities exchange on which the Shares are listed, including The New York Stock Exchange, as applicable.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required to close.

“Bylaws” means the Third Amended and Restated Bylaws of the Company, to be in effect prior to the closing of the IPO, and as amended, modified, supplemented or restated from time to time.

“Certificate of Incorporation” means the Seventh Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware prior to the closing of the IPO, and as amended, modified, supplemented or restated from time to time.

“Company” has the meaning set forth in the Preamble.

“Director” has the meaning set forth in Section 2.1(a).

“Effective Time” has the meaning set forth in Section 4.1.

“Governmental Authority” means any federal, state or local, tribal or foreign governmental or quasi-governmental authority, any subdivision or agency of any of the foregoing, any judicial or arbitral body or any applicable self-regulatory organization (in each case, whether domestic or foreign), including the Applicable Stock Exchange.

“Independent Director” has the meaning set forth in Section 2.1(h)(ii).

“IPO” means the first underwritten public offering of equity securities pursuant to an effective registration statement filed by the Company with the United States Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) which results in equity securities of the Company being listed on a national securities exchange in the U.S..

“Joinder Agreement” means the Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit A.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by Applicable Law and, in the case of any action by the Company that requires a vote or other action on the part of the Board (or any committee thereof), to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to shares of Common Stock or other securities entitled to vote with respect to such specified result, (b) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (c) causing members of the Board or any committee thereof (to the extent the Company is obligated to take such Necessary Action or such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (d) executing agreements and instruments and (e) making or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result. Any such actions by the Company and the Board (or any committee thereof) shall be deemed permitted by Applicable Law and consistent with any applicable fiduciary duties unless the Company or the Board (or such committee), as the case may be, determines in good faith, after consultation without outside legal counsel, that such action would not be permitted by Applicable Law or inconsistent with such fiduciary duties, as applicable.

“Observers” has the meaning set forth in Section 2.4.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Permitted Transfer” means a Transfer of Shares by a Principal Stockholder to an Affiliate thereof, including to any investment fund or other entity controlled or managed by, or under common control or management with, such Principal Stockholder; provided however that any such transferee agrees in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement. Any Principal Stockholder shall also be a Permitted Transferee of the Permitted Transferees or itself.

“Permitted Transferee” means any Person who acquires Shares pursuant to a Permitted Transfer.

“Person” means an individual or any, corporation, association, partnership, joint venture, limited liability company, joint stock or other company, business trust, organization, Governmental Authority, unincorporated organization, trust, association or other entity of any kind.

“Principal Stockholders” shall mean collectively, Intervale Capital Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund III, L.P., a Delaware limited partnership, Amberjack Capital Fund II, L.P., a Delaware limited partnership, Innovex Co-Invest Fund, L.P., a Delaware limited partnership, Innovex Co-Invest Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund II-A, L.P., a Delaware limited partnership, and any of their respective Permitted Transferees.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Share” has the meaning set forth in the Recitals.

“Transfer” when used as a noun, shall mean any assignment, transfer, sale, alienation or other disposition; and, when used as a verb, shall mean to assign, transfer, sell, alienate or otherwise dispose of. Notwithstanding anything to the contrary, “Transfer” shall be deemed to exclude any assignment, transfer, sale, pledge, alienation, hypothecation or other disposition or encumbrance of equity securities in any Principal Stockholder.

Section 1.2 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this

Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

MANAGEMENT

Section 2.1 Board Composition.

(a) Board Composition. As of the Effective Time, the following individuals have been elected and will continue to serve as directors constituting the Board until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal (each such individual, and any individual that subsequently is elected to serve as a director on the Board, a “Director”):

(i) four (4) individuals designated by Amberjack, on behalf of the Principal Stockholders (each, an “Amberjack Director”), who shall initially be Will Donnell, W. Patrick Connelly, Jason Turowsky and Erik Hoover; and

(ii) Adam Anderson, the Chief Executive Officer of the Company, Bonnie S. Black and Angie Sedita.

(b) Chairman. The initial Chairman of the Board as of the Effective Time shall be W. Patrick Connelly. So long as the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time equals or exceeds fifty percent (50%), Amberjack shall have the right, but not the obligation, to designate, and the Company and the Board, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law) shall cause the Board to appoint, an Amberjack Director as the Chairman of the Board. In the event that Amberjack shall cease to have the right to designate the Chairman of the Board pursuant to this Section 2.1, Amberjack and the Principal Stockholders shall take such Necessary Action to, at the request of a majority of the Directors then in office or the chairperson of the nominating and corporate governance committee (or equivalent), cause such individual to resign as Chairman of the Board (but not as a Director) immediately or, if no such request is made, such individual shall continue to serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal from office.

(c) Classified Board. If and when the Board shall become classified under the terms of the Certificate of Incorporation, Directors then serving on the Board shall be divided into three classes of Directors, with each class serving staggered three-year terms in accordance with the Certificate of Incorporation. Unless otherwise requested by Amberjack, at least one Amberjack Director shall be assigned to a different class (to the extent possible) as requested by Amberjack, and the Company shall otherwise take all Necessary Action to assign the Amberjack Directors to the classes requested by Amberjack.

(d) Amberjack Directors. Amberjack shall have the right to nominate and designate, including at any annual or special meeting of stockholders or action by written consent, for election to the Board:

(i) four (4) Amberjack Directors if the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time exceeds fifty percent (50%);

(ii) three (3) Amberjack Directors if the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time is no greater than fifty percent (50%) but exceeds forty percent (40%);

(iii) two (2) Amberjack Directors if the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time is no greater than forty percent (40%) but exceeds twenty-five percent (25%); and

(iv) one (1) Amberjack Director if the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time is no greater than twenty-five percent (25%) but exceeds ten percent (10%); provided, however, that if the size of the Board increases (counting for such purposes any director positions which are vacant), the number of individuals Amberjack is entitled to nominate and designate shall automatically be increased to a number of individuals that would provide Amberjack the same proportionate amount of Amberjack Directors, relative to the increased Board size, rounded up to the nearest whole number of individuals.

The Company shall take all Necessary Action to (i) for so long as Amberjack and the Principal Stockholders are entitled to nominate and designate any Amberjack Directors, ensure that the number of Directors constituting the Board is fixed at no more than seven (7) and only increased with the prior written consent of Amberjack and (ii) for so long as Amberjack and the Principal Stockholders, collectively, beneficially own, hold, and/or vote by proxy, a number of outstanding Shares representing in excess of ten percent (10%) of the outstanding Shares, ensure that the individuals nominated and designated by Amberjack are elected to serve and are then serving on the Board, including (A) nominating, recommending for election and naming and including the Amberjack Directors in the slate of nominees recommended for election in the Company’s proxy statement (or consent solicitation or similar document) relating to the election of Directors to the Board at any applicable annual or special meeting (or action by written consent) of the stockholders of the Company held for such purpose, (B) recommending that stockholders vote in favor of any such Amberjack Directors, (C) soliciting proxies or consents in favor of each Amberjack Director, and (D) without limiting the foregoing, otherwise using its best efforts to cause Amberjack Directors to be elected to the Board, including providing at least as high a level of support for the election of the Amberjack Directors as it provides to any other individual standing for election as a Director, and shall take all such other Necessary Action to support for election to the Board each of the individuals nominated and designated pursuant to this Section 2.1(d). If applicable, the Principal Stockholders agree to vote their Shares to cause the election of each Amberjack Director to the Board. For the avoidance of doubt, the rights granted to Amberjack to nominate and designate individuals for election to the Board are additive to, and not intended to limit in any way, the rights that Amberjack and the Principal Stockholders may have to nominate, elect or remove directors under the Organizational Documents or Applicable Law.

(e) Committees.

(i) The Board shall establish and maintain an audit committee, a nominating and corporate governance committee, a compensation committee and any other committees of the Board required in accordance with Applicable Law and the Board may from time to time by resolution establish and maintain other committees of the Board. Immediately after the Effective Time: (i) the audit committee will initially be composed of one (1) individual consisting of Bonnie S. Black (chairperson), (ii) the nominating and corporate governance committee will be initially composed of three (3) individuals consisting of Angie Sedita (chairperson), W. Patrick Connelly and Jason Turowsky and (iii) the compensation committee will be initially composed of two (2) individuals consisting of W. Patrick Connelly (chairperson) and Erik Hoover. No later than (i) ninety (90) days after the effectiveness of registration statement for the Company’s IPO the audit committee shall consist of at least two (2) Directors, all of whom shall be Independent Directors, and (iii) the first (1st) anniversary of the effectiveness of registration statement for the Company’s IPO, the audit committee shall consist of at least three (3) Directors, all of whom shall be Independent Directors (at least one (1) of whom shall satisfy the “audit committee financial expert” requirements as such term is defined by Item 407(d)(5) of Regulation S-K).

(ii) So long as the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time equals or exceeds fifty percent (50%), (i) Amberjack shall have the right, but not the obligation, to approve the chairperson of each committee of the Board, subject to any requirements, including independence requirements, for such chairpersons imposed by Applicable Law, and (ii) the Company shall take all Necessary Action to ensure that only committee chairpersons approved by Amberjack shall be appointed to such positions; provided, that Amberjack shall not have such an approval right if it relates to a special committee and the primary purpose of such special committee is to review, assess and/or approve a transaction in which Amberjack, the Principal Stockholders or their respective Affiliates have a material direct or indirect interest and (A) having such approval right would constitute a conflict of interest, or (B) the Board otherwise determines that having such an approval right would be inconsistent with the Directors’ fiduciary duties, in each case as reasonably determined by a majority of the Directors who are non-Amberjack Directors.

(f) Other Directors. To the extent that Section 2.1(d) above shall not be applicable or Amberjack no longer has the right to nominate and designate for election such Amberjack Directors, such Directors shall be nominated and elected in accordance with the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange, as applicable and as then in effect. Upon such time as Amberjack is no longer entitled to nominate and designate for election to the Board an Amberjack Director, Amberjack and the Principal Stockholders shall take such Necessary Action to, at the request of a majority of the Directors then in office or the chairperson of the nominating and corporate governance committee (or equivalent), cause such individual to resign immediately or, if no such request is made, such individual shall continue to serve until his or her successor is elected and appointed or until his or her earlier death, resignation, retirement, disqualification or removal. Following such resignation, the Company shall take Necessary Action to select a replacement Director to serve the remainder of the term of the Amberjack Director that has resigned.

(g) Elections after Termination Date. On and after the termination of this Agreement, the Directors shall be nominated and elected in accordance with the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange, as applicable and as then in effect.

(h) Nomination Procedures.

(i) With respect to any Director to be nominated and designated by Amberjack other than the initial Amberjack Directors listed in Section 2.1(a)(i) above, Amberjack shall nominate and designate an Amberjack Director by delivering to the Company a written statement identifying such individual(s), which in the case of the Company’s annual meeting must be delivered at least sixty (60) days prior to the one-year anniversary of the preceding annual meeting [(or, by [________], 2024, in the case of the Company’s annual meeting to be held in 2024)] nominating and designating such Amberjack Director or Amberjack Directors; provided, that if Amberjack shall fail to deliver such written notice, Amberjack shall be deemed to have nominated and designated the Amberjack Director(s) previously nominated and designated (or designated pursuant to Section 2.1(a)(i)) who is/are currently serving on the Board and are then up for election at the relevant meeting or action by written consent; provided, further, that such notice period shall not apply in the event Amberjack is required to select a substitute individual under Section 2.1(h)(ii).

(ii) An individual nominated and designated by Amberjack for election (including pursuant to Section 2.1(h)(i) and Section 2.1(d)) as a Director shall comply with Applicable Law and the Organizational Documents. Notwithstanding anything to the contrary in this Article II, in the event that the Board determines in good faith, after consultation with outside legal counsel, that the election of a particular Amberjack Director pursuant to this Section 2.1 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with Applicable Law and the Organizational Documents (provided that any such determination with respect to any Amberjack Director pursuant to this Section 2.1 shall be made no later than fifteen (15) days after such individual’s nomination and designation and in any event with reasonably sufficient time for Amberjack to nominate and designate a substitute individual for inclusion in the Company’s proxy or other solicitation materials), the Board shall inform

Amberjack of such determination in writing and explain in reasonable detail the basis for such determination and Amberjack shall nominate and designate another individual for election to the Board (subject in each case to this Section 2.1(h)(ii)), and the Board and the Company shall take all of the actions required by this Article II with respect to the election of such substitute individual. It is hereby acknowledged and agreed that (i) the election of the initial Amberjack Directors deemed designated under Section 2.1(a)(i) would not constitute such a breach and that such individuals comply with such requirements and (ii) the fact that a particular individual is an Affiliate, director, professional, partner, member, manager, employee or agent of Amberjack or the Principal Stockholders, is not “independent” under the independence requirements of Applicable Stock Exchange rules and any other Applicable Law (an “Independent Director”) or is an officer of the Company shall not in and of itself constitute an acceptable basis for such determination by the Board.

(iii) So long as this Agreement shall remain in effect, the Organizational Documents, as they may be amended, or amended and restated from time to time, shall accommodate and be subject to and not in any respect conflict with the legal rights and obligations set forth herein. For the avoidance of doubt, any advance notice provisions set forth in the Organizational Documents shall not apply to any nominations and designations made by Amberjack under this Agreement.

(i) Failure to Designate a Board Member. In the absence of any nomination and designation (or deemed nominated and designation) from Amberjack, the nominating and corporate governance committee, or the Board or such other committee of the Board as is fulfilling such function, shall nominate a candidate to serve.

(j) Controlled Company. So long as the Company qualifies as a “controlled company” for purposes of the Applicable Stock Exchange rules, the Company shall elect to be a “controlled company” for purposes of Applicable Stock Exchange rules. If the Company ceases to qualify as a controlled company, Amberjack, the Principal Stockholders and the Company shall take whatever action may be reasonably necessary in relation to such party, if any, to cause the Company to comply with Applicable Stock Exchange rules as then in effect within the timeframe for compliance available under such rules, which may include requiring one or more Amberjack Directors to satisfy the general independence requirements of the Applicable Stock Exchange to the extent needed to reach majority of Independent Directors, subject to any applicable transition periods.

Section 2.2 Removal; Vacancies. Except as provided in Section 2.1(d) and Section 2.1(f) with respect to decreases in ownership of Amberjack and the Principal Stockholders, Amberjack shall have the exclusive right to (i) request the removal of one or more of the Amberjack Directors from the Board in accordance with the Organizational Documents, and the Company shall take all Necessary Action, and, if applicable, the Principal Stockholders shall vote their Shares, to cause the removal (whether for or without cause) of any such Amberjack Director at the request of Amberjack and (ii) designate directors for nomination and election to the Board to fill vacancies (for the remainder of the then-current term) created by reason of death, disability, removal or resignation or otherwise of the Amberjack Directors (including due to the increase of size in the Board resulting in an increase in the number of Amberjack Directors), and the Company, Amberjack and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by directors nominated and designated by Amberjack as promptly as reasonably practicable. In the event the Board determines, in good faith, after consultation with outside legal counsel, that the election of a particular Amberjack Director pursuant to this Section 2.2 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with Applicable Law and the Organizational Documents, Amberjack shall be entitled to nominate and designate promptly another Amberjack Director or Amberjack Directors and the Company shall take all Necessary Action to ensure that such vacant position shall not be filled pending such nomination and designation, until such position is filled by an Amberjack Director.

Section 2.3 Compensation; No Employment.

(a) Compensation of Directors. The Company, Amberjack and each Principal Stockholder acknowledges and agrees that:

(i) each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board or the board of any Company subsidiary (or any committees thereof), pursuant to such policies as from time to time established by the Board.

(ii) Nothing contained in this Section 2.3 shall be construed to preclude any Director from serving the Company or any Company subsidiary in any other capacity and receiving reasonable compensation for such services.

(b) No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

Section 2.4 Observers. So long as the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time exceeds fifty percent (50%), Amberjack shall have the right (but not obligation) to designate, and the Company shall appoint, two non-voting representatives (the “Observers”) to attend and observe all meetings of the Board and any committees thereof; provided that Amberjack shall be entitled to appoint one such Observer so long as the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time exceeds ten percent (10%). Until the Observer ceases to serve in such capacity, any such Observer shall, at the same time and in the same manner as provided to the Directors, be entitled to (i) be given notice of all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings; (ii) receive copies of all notices, agendas, consents, Board and committee minutes and other materials distributed to the Board and any committees thereof, whether provided to directors in advance or, during or after any meeting, regardless of whether the Observer shall be in attendance at the meeting; and (iii) participate in (but not vote on) all discussions conducted at Board and committee meetings; provided, however, that, for the avoidance, of doubt, the Observer(s) shall (x) not be counted for purposes of determining whether a quorum is present at any meeting of the Board or any committee thereof,

(y) not have the right to vote on any matter brought before the Board or any committee thereof or to participate in any action by unanimous written consent in lieu of a meeting of the Board or any committee thereof (and no vote or consent of the Observer shall be required for purposes of determining whether any matter has been approved by the Board or any committee thereof), and (z) not be entitled to any other rights or powers of directors under the Organizational Documents, the Delaware General Corporation Law, Applicable Law or any other agreement to which the Company is a party. Notwithstanding any of the foregoing, the Company shall not be obligated to provide the Observer(s) with access to any information, materials or meetings (or portions thereof) if a majority of the members of the Board who are non-Amberjack Directors determine reasonably that the exclusion of the Observer(s) is reasonably necessary to (A) preserve attorney-client privilege or (B) avoid a conflict of interest between the Company and Amberjack, the Principal Stockholders or any of their respective Affiliates or breach of pre-existing contractual or other legal obligations. The Observer(s) shall (1) keep all information received pursuant to the rights granted by this Agreement confidential and may be required, at the Company’s request, execute an observer agreement and/or confidentiality agreement in the form reasonably acceptable to the Company and Amberjack and (2) not use such information in any way or for any purpose other than to assist Amberjack and the Principal Stockholders in monitoring, evaluating and managing its investment in the Company. As long as Amberjack is entitled to appoint an Observer in accordance with this Section 2.4, Amberjack shall be entitled to direct the replacement of the Observer(s) for any reason and at any time by delivering notice in writing or by electronic transmission of such replacement to the Company, which such replacement shall take effect at the time specified in such notice.

ARTICLE III

INFORMATION COVENANTS

Section 3.1 Information Sharing. Any Amberjack Director may share any information received in his or her capacity as a Board member with Amberjack and the Principal Stockholders. Amberjack and the Principal Stockholders, each severally agrees that it will, and will cause its Affiliates to, keep confidential and not disclose, divulge or use for any purpose, other than to monitor and make voting and investment decisions with respect to its investment in the Company and its subsidiaries and to the extent necessary for the enforcement of any of its rights under this Agreement, any confidential information obtained from the Company, unless such confidential information is known or becomes known to the public in general (other than as a result of a breach of this Section 3.1 by Amberjack, the Principal Stockholders or their Affiliates), is or has been independently developed or conceived by Amberjack and the Principal Stockholders without use of the Company’s confidential information or is or has been made known or disclosed to Amberjack and the Principal Stockholders by a third party (other than an Affiliate of Amberjack and the Principal Stockholders) without a breach of any obligation of confidentiality such third party may have to the Company that is known to Amberjack and the Principal Stockholders; provided, however, that each of Amberjack and each of the Principal Stockholders may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring and making voting and investment decisions with respect to its investment in the Company or to any potential transferees of Shares (directly or indirectly, including a merger or other business combination) held by Amberjack or the Principal Stockholders (provided such potential transferee has executed a confidentiality agreement with respect to such information), (y) to any Affiliate, partner, member or related investment fund of Amberjack and the Principal Stockholders and their respective directors, employees and consultants, in each case in the ordinary course of business, or (z) as may otherwise be required by law or legal, judicial or regulatory process, provided that Amberjack and the Principal Stockholders shall take reasonable steps to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom Amberjack and the Principal Stockholders may disclose confidential information pursuant to clauses (x) and (y) of the preceding proviso (other than with respect to high-level summary information regarding the Company’s operations disclosed to a partner, member or related investment fund of Amberjack and the Principal Stockholders) will be attributable to Amberjack and the Principal Stockholders for purposes of determining Amberjack’s and the Principal Stockholders’ compliance with this Section 3.1. Each party hereto acknowledges that Amberjack, the Principal Stockholders or any of their Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprises. Nothing in this Section 3.1 will preclude or in any way restrict Amberjack, the Principal Stockholders or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its subsidiaries.

Section 3.2 Information Rights. So long as the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time equals or exceeds five percent (5%), the Company (i) (x) shall provide Amberjack and the Principal Stockholders or their authorized representatives with reasonable access to visit and inspect any of the properties of the Company or any of its subsidiaries, including its and their books of account, monthly management reports, operating and capital expenditure budgets, periodic information packages relating to the operations and cash flows of the Company and other records and (y) shall provide Amberjack and the Principal Stockholders or their authorized representatives with the right to discuss and access to the Company’s or its subsidiaries’ affairs, finances and accounts with its and their officers, during normal business hours following reasonable notice, and (ii) for so long as the Company is not a public reporting company, (x) an unaudited consolidated balance sheet of the Company as of the end of each completed fiscal quarter in each year following the date hereof and (y) an audited annual consolidated balance sheet of the Company as of the end of the fiscal year in each year following the date hereof and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal years then ended, including the notes thereto. So long as the percentage of outstanding Shares beneficially owned, held and/or voted by proxy by Amberjack and the Principal Stockholders, collectively, at the relevant time equals or exceeds five percent (5%), the Company shall also provide Amberjack and the Principal Stockholders or their authorized representatives with such additional information as Amberjack and the Principal Stockholders reasonably request. Notwithstanding any of the foregoing, the Company shall not be obligated to provide Amberjack or the Principal Stockholders with access to any information or materials (or portions thereof) if a majority of the members of the Board who are non-Amberjack Directors determine reasonably that the withholding of such information or materials (or portions thereof) is reasonably necessary to (A) preserve attorney-client privilege or (B) avoid a conflict of interest between the Company and Amberjack, the Principal Stockholders or any of their respective Affiliates or breach of pre-existing contractual or other legal obligations.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Effective Time; Termination. This Agreement shall become effective as of the closing of the IPO (the “Effective Time”). This Agreement shall terminate at such time as Amberjack and/or the Principal Stockholders are not entitled to nominate any Directors or Observers pursuant to Article II or information rights under Article III. This Agreement shall also terminate upon the delivery of a written notice by Amberjack to the Company, as of the date set forth in such notice.

Section 4.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 4.3 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Principal Stockholder hereby agrees, at the request of the Company or any other Principal Stockholder, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 4.4 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4):

If to the Company:

Innovex Downhole Solutions, Inc.

19120 Kenswick Drive

Humble, Texas 77338

Attention:      Adam Anderson and Kendal Reed

E-mail:           adam.anderson@innovex-inc.com

    kendal.reed@innovex-inc.com

with a copy to (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:      Matt Kapinos

    David Patrick Elder

    Patrick J. Hurley

E-mail:          mkapinos@akingump.com

    delder@akingump.com

    phurley@akingump.com

If to Amberjack or the Principal Stockholders:

Amberjack Capital Partners, L.P.

1201 Main Street, Suite 1100

Houston, Texas 77002

Attention:      W. Patrick Connelly

    Melissa Rocco

    Will Donnell

E-mail:          patrick@amberjackcapital.com

    melissa@amberjackcapital.com

    will@amberjackcapital.com

with a copy to (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention:      Matt Kapinos

    David Patrick Elder

    Patrick J. Hurley

E-mail:          mkapinos@akingump.com

    delder@akingump.com

    phurley@akingump.com

Section 4.5 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 4.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any Applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

Section 4.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Bylaws or Certificate of Incorporation, it is agreed that the terms and conditions of this Agreement shall prevail with respect to the application thereof to the parties to this Agreement.

Section 4.8 Successors and Assigns; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 4.9 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company, Amberjack and Principal Stockholders holding a majority of the issued and outstanding Shares held by Amberjack and the Principal Stockholders; provided, that, any amendment that would disproportionately adversely affect any Principal Stockholder compared to other Principal Stockholders shall require the written consent of such Principal Stockholder. Any such written amendment or modification will be binding upon the Company, Amberjack and each Principal Stockholder. For the purposes of clarity, the rights of any Principal Stockholder herein contemplated shall automatically terminate at such time as such Principal Stockholder ceases to own any Shares.

Section 4.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 4.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 4.13 Submission to Jurisdiction.

(a) The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject-matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.

(b) Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by certified or registered mail to the address set forth in Section 4.4 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 4.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other form of security).

Section 4.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. No exercise of any right or remedy hereunder shall be construed as an election of remedies.

Section 4.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 4.18 Recapitalizations, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, the Shares, and shall be appropriately adjusted for combinations, stock splits, recapitalizations, pro rata distributions of stock and the like occurring after the date of this Agreement.

Section 4.19 Change of Control. The Company shall not merge, consolidate or combine with any other Person, or reorganize or convert into another entity or form of entity, or sell all or substantially all of its assets (on a consolidated basis or otherwise), or engage in any similar transaction unless the agreement, plan of conversion and/or other governing instrument providing for such merger, consolidation or combination, or reorganization, conversion, sale or similar transaction, expressly provides for the continuation of the rights specified in this Agreement with respect to Amberjack, the Principal Stockholders and their Permitted Transferees.

Section 4.20 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that notwithstanding that Amberjack and the Principal Stockholders are a limited liability company or other entity, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Amberjack and the Principal Stockholders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Amberjack and the Principal Stockholders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of Amberjack and the Principal Stockholders under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 4.21 Independent Nature of Obligations. The obligations of each of Amberjack and the Principal Stockholders under this Agreement are several and not joint with the obligations of any other such Person, and no Person shall be responsible in any way for the performance of the obligations of any other such Person under this Agreement. Nothing contained herein, and no action taken by Amberjack and the Principal Stockholders pursuant thereto, shall be deemed to constitute such Person as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that such Person is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each of Amberjack and the Principal Stockholders shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any such Person to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

INNOVEX DOWNHOLE SOLUTIONS, INC.

By:
Name:	Adam Anderson
Title:	Chief Executive Officer

[Signature Page to Nomination and Information Agreement]

Amberjack:

AMBERJACK CAPITAL PARTNERS, L.P.

By: Amberjack Management, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Manager

Principal Stockholders:

INTERVALE CAPITAL FUND II, L.P.

By:	Intervale Capital GP II, L.P., its general partner
By:	Intervale Capital Associates II, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Managing Member

INTERVALE CAPITAL FUND III, L.P.

By:	Intervale Capital GP III, L.P., its general partner
By:	Intervale Capital Associates III, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Managing Member

[Signature Page to Nomination and Information Agreement]

AMBERJACK CAPITAL FUND II, L.P.

By:	Amberjack Capital GP II, L.P., its general partner
By:	Amberjack Capital Associates II, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Managing Member

INNOVEX CO-INVEST FUND, L.P.

By:	Innovex Co-Invest Fund GP, L.P., its general partner
By:	Innovex Co-Invest Associates, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Managing Member

INNOVEX CO-INVEST FUND II, L.P.

By:	Innovex Co-Invest Fund II GP, L.P., its general partner
By:	Innovex Co-Invest Associates, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Managing Member

[Signature Page to Nomination and Information Agreement]

INTERVALE CAPITAL FUND II-A, L.P.

By:	Intervale Capital GP II, L.P., its general partner
By:	Intervale Capital Associates II, LLC, its general partner

By:
Name:	W. Patrick Connelly
Title:	Managing Member

.

[Signature Page to Nomination and Information Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

A-1